Exhibit 10.12

SimpleTech, Inc.

Description of Compensatory Arrangements for 2005

Applicable to Named Executive Officers

Set forth below are 2005 annual base pay arrangements applicable to SimpleTech, Inc.’s (the “Company”) current executive officers who will be named in the summary compensation table of the Company’s proxy statement for the 2005 annual meeting of shareholders (“Named Executive Officers”). These arrangements are in addition to the various other compensatory plans, contracts and arrangements in which the Company’s Named Executive Officers participate and which are filed or incorporated by reference as exhibits to this report on Form 10-K for the year ended December 31, 2004.

Named Executive Officer	Title	2005 Annual Base Salary
Manouch Moshayedi	Chief Executive Officer and Chairman of the Board of Directors	$500,000

Mike Moshayedi	President	$375,000

Mark Moshayedi	Chief Operating Officer, Chief Technical Officer and Secretary	$440,000

Dan Moses	Chief Financial Officer	$300,000